  Exhibit 99.1
SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS FIRST QUARTER 2020
 FINANCIAL RESULTS AND PROVIDE A BUSINESS UPDATE
MONDAY, MAY 18, 2020
10:00 a.m. Eastern Time

Operator

Good day, ladies and gentlemen, and welcome to your SANUWAVE First Quarter 2020 Earnings Call. [Operator Instructions] As a reminder, today's call is being recorded. At this time, it is my pleasure to turn the floor over to Kevin Richardson. Sir, the floor is yours.

Kevin A. Richardson
Chairman & CEO

Thank you, Melinda. Today, we'll be doing our safe harbor statement at the end of the call. When we -- we'll have that. We're going to dive right into the conference call, and then we'll cover it with financials. We'll follow that with some follow-up and then open it up to Q&A.

I will review some highlights and other points during the quarter. We will also review the financial highlights, and then we'll come back to discuss what's taking place at SANUWAVE. We last spoke to you at our year-end conference call and we'll provide today an update on Q1 and forward looking.

We have just begun to see and quantify the effects and the impact from the coronavirus on the last call. It has had an impact, but we are quickly adapting to grow in the current market conditions. At that time, we mentioned the pandemic would have an impact on revenue and new placements but that we were working on initiatives to address our clients' needs and even use the technology to treat patients with respiratory issues. I will discuss these items momentarily.

Regardless of COVID, the Q1 revenue was not up to par and not what we expected, partially due to the timing of international licenses and international orders, but the main shortfall was from the recognition of procedural revenue. We recognize the revenue basically when the cash is received. And in the first quarter, this was a disappointment, which has since been addressed.

During the quarter, as you will hear, we have taken corrective action within management at the account level and our claims and billing education for training. These actions were implemented in April and they began to show progress in May. We currently have over $300,000 in billings outstanding, and that number will increase to $700,000 soon and hopefully even higher as we head through the summer. I will address this issue and specifically, what we have done to correct it and why we are very encouraged by the team's efforts to reignite the top line.

I would also like to point out that we have recently begun to place devices again. Just last week, we had 4 new placements occur. And with the renewed focus on revenue per account, I believe we will be very happy with the momentum occurring. Also, just so I'm clear, wound clinics have still been treating patients. They've still been using our device and are still helping patients, most importantly, show fantastic clinical results with the dermaPACE System.

So DFUs are not going away. They're only getting worse. We have had a great technology, and we can help and we see tremendous demand, especially now as we have begun to figure out the reimbursement game a lot better and more effectively.

I'll talk about home care right now. We are pleased to announce that we recently rolled out our home initiative for wound clinics, which allows the dermaPACE System to be brought into patients' homes and treat their wounds. It is one of the only advanced therapies, which is mobile and can be used in the home setting. You cannot roll a hyperbaric chamber into someone's house.

We are rolling this out in 10 sites initially, but we have had a lot of interest from existing and more importantly, new accounts wishing to get our device so they can treat in the home. These clinics have seen volumes during COVID decrease 10% to 30%. And many have had to look at furloughing staff.

The dermaPACE mobile solution allows clinics to have their physician assistant or registered nurse treat patients, and they will receive 85% of what they would normally receive in the clinic. Not every office will use our mobile capabilities, but it does allow us to enter a new realm in paradigm and wound care.

Regarding placements and backlog. As I have mentioned, we have seen open states begin to loosen restrictions, and we're beginning our sale and account managers entering the sites and the backlog we've developed means we will have -- be having a very busy summer. You will see an increase in placements occurring in May and June, then accelerating throughout the year. Based on our current backlog, July should resume to the normal monthly placements of over 15 a month.

Most important, these sites we are targeting and the training we have instituted will result in faster revenue for the sites and importantly, for SANUWAVE. We have worked through many of the reimbursement hangups that hurt us in 2019, late in the year, and we feel confident to see revenue quickly recover as we roll this out this summer.

Internationally, Korea and Italy are our 2 biggest markets, and they were impacted directly by corona. But as of last week, we began to see some activity out of both. As we have said, you cannot eliminate a wound due to COVID. It just gets worse. So we do expect pent-up demand to kick in, in the third quarter this year from our international markets. We'll also add a few more countries, some quite large in the Q3, Q4 time frame.

At 9:00 a.m. this morning, we also announced an agreement with Shri Parikh. Shri was our President. He's resigned to begin his entrepreneurial endeavor to start a mobile health unit. They will treat wound patients in their van at their home. They will be using dermaPACE. They're initially targeting Atlanta but have future expansion plans. The business model looks promising, and we know they will be extremely successful, and dermaPACE will become a critical part of their solution.

I just gave you an update on revenue and our at-home initiative, which will begin to show up in earnest in the second and third quarters. But given the pandemic, we have taken corrective actions on the expense structure as of May 1. We have eliminated some positions, the entire team has taken voluntary pay reduction, we have eliminated T&E budgets and importantly, trade shows are now done virtually, so the cost has been eliminated.

Our customer outreach has been with Zoom, Microsoft Teams, webinars, e-mails, Skype, whatever works to get in front of our customers, all of which has been working extremely well during this downtime. We also eliminated many outside consultants we were working with. These savings are just under $200,000 a month and will extend our runway to get to breakeven this year.

We also expect to receive our PPP as our bank has notified us that we will -- that it will be received in late May, early June. So with the lower cash burn, PPP money, international placing orders again, revenue collection being a new focus -- a renewed focus for us, we're feeling very good about where we're headed.

On the IP and partnership front, as you know, we released a press release about treating COVID, our respiratory patent and also proposes for grants to these studies and these activities. We hope to hear from those agencies this summer.

We also spoke about NanoVibronix on the last call, which is our wound shield product. We are always looking for ways to partner and work with other wound products that can help our patients. We'll have more to update on the new products and partnerships in the near future.

Finally, on reimbursement, we have met with over 4 payers since the beginning of the year. We would, most likely, have some positive news to announce on coverage. But with the COVID crisis, these have delayed the implementation of reimbursement policies. We are confident that once these agencies' load from COVID decreases, we will have new coverage announcements to share.

We have a very compelling offer to the states [ in the max ] and commercial payers, our device works extremely well and saves money for the system, it's easy to use and patients like to be healed. Throughout 2020, we have a long list of appointments already in place and set up to help with these reimbursement carriers. It is a large priority for 2020 to get in front of the folks on policy adoption.

We'll go into detail later, but we have no -- we have now been paid in over 15 states. The issue has not been policy coverage so much as making sure that the sites are billing correctly and coding correctly at the office treatment level. Claims are being paid, which means we can collect our procedure fee. The issue has been when claims are done improperly, which we began to address in earnest in April and May on an account-by-account basis.

Overall, before I go into financials, I want to summarize. COVID has had an impact on us, we're adapting to this new environment with mobile solutions, Q1 revenue was not up to what we wanted, so we implemented changes quickly on how we do business, which is now showing an increase in billings in April and May and driving more revenue in Q2 and beyond.

We made other changes in how we manage to make sure revenue per account is the main metric. We lowered our cost structure dramatically. We are receiving PPP money. Orders are coming back. Treatments are picking up. We have kept moving on strategic alternatives. We cannot say everything is rosy, but we are very optimistic we have made the right decisions for the company to reach our goals over the next few years.

To review financials. Revenues for the 3 months ended March 31 were $148,000 compared to $177,000 for the same period of 2019. Revenue resulted primarily from sales to Europe of our orthoPACE devices, related applicators, spare parts performed by our Italian distributor. The decrease was primarily due to lower upfront international distribution fees as compared to the prior year. This was partially offset by higher sales of spare parts and refurbishment of applicators.

Operating expenses for the 3 months were $2.8 million compared to $1.9 million. Research and development increased $25,000. The increase was due to higher salary related to hiring temporary employee and cost of the Poland clinical trial started April 2019. Selling and marketing expenses increased
$450,000. The increase in sales and marketing was due to increase in hiring clinical account managers and salespeople, increased T&E for placement and training related to the commercialization of dermaPACE and increased commissions.

G&A was increased $390,000. The increase was primarily due to the engagement of specialists to assist with distribution partner searches, increase in legal and consulting fees related to merger and acquisition opportunities, increased D&O insurance, which was partially offset by a decrease in outside consulting services.

To conclude, after going over the financials, we spent some time at the beginning discussing the environment and the things we are doing to adapt and cope in this environment. I think it is important for investors to know we use data to drive a lot of these decisions. The data is both clinical and account- based. I'd like to share some of this data with you today.

On the clinical front, we have done over 4,500 treatments. The average treatment period has been 6 weeks, roughly 6 treatments per patient. We are seeing wound area reduction of 20% per week, which is extremely encouraging. 35% of the DFU patients are fully or near fully healed at 6 weeks. This compares to our clinical study, which led to the FDA approval of the same time to reach that of 12 weeks. We are closing wounds 50% faster because we increased the dosage and have done a great job on the clinical training side of the equation.

These numbers also do not include patients whose wounds may have healed and then was not put into our register. So the number could actually be even higher. The sites are using the device on average 1.1 per -- time per day when training has occurred and they are getting paid from a reimbursement standpoint. Other sites, newer sites, are running at 0.5 per day.

The main issue is around reimbursement, which we discussed and is more a site-specific issue, not a policy issue. We have implemented changes as discussed to address this. We have also had some of our KOLs doing research on perfusion, bacterial load and other key metrics for wound healing. The results have been great and will soon be published in peer review journals later this summer.

On the reimbursement front, we spent a lot of February and March analyzing account by account what was occurring. The deep data dive revealed that clinically, the doctors love the device. Patients love the device.

But we, quite frankly, did not do a great job on the education needed upfront in filling out the forms and claims correctly. This is a completely new procedure and completely new code, and we underestimated the ability of the sites to understand the requirements for getting paid.

Let me be clear, when the forms are filled out properly, the sites are being paid 80-plus percent of the time. When they are not, they are not getting paid. When they are paid, the range is between $319 and
$1,200 per treatment. The average currently is $528 per treatment.

Now remember, we charged $211. So they are making roughly $300 per treatment when they perform the claims process properly. With 3,619 DFUs being treated, doctors would have generated $1.8 million in revenue and paid us $700,000, if the process is done properly. The value proposition is extremely compelling to the sites and to SANUWAVE. But it's also important to note that we save payers money. We save them because our treatment is as good, if not better, and less expensive than the other alternatives.

As an example, if we were used in Georgia for Medicaid, we would save the state close to $10 million. It's a huge number. And with our healing rates at that level, they are even more excited about this as we roll out.

In April, our new Head of Sales and Team implemented a reeducation and training process site by site so we can drive revenue on an account-by-account basis. They have used the COVID down period to help educate accounts and discuss claims with them. We feel this is now in place and we can move 80% of our accounts to that 1 to 2 treatments per day now that we have fixed the reimbursement issues we were dealing with at the site level. Based on the current installed base, that equates to roughly $3 million to $6 million of annualized revenue. The sales team has been incented on this revenue per account, and I believe we'll see dramatic success as it is already showing up in the May numbers.

Before we move to Q&A, let me just review quickly. We have been impacted by COVID like any other medical device and medical services company. We responded quickly and adapted, which will lead to more revenue for the at-home use, open up for new customers but also help our customers in a time of need.

We've lowered our cost structure. We're seeing the recovery beginning. We have addressed our billing issues and are seeing positive results occurring in May, and we'll see placements accelerate throughout the summer months. International is beginning to show signs of coming back, and strategically, we're working hard to make SANUWAVE a great company.

But most importantly, our goal as a company remains the same, a device anywhere and everywhere a wound is treated so we can save limbs, which saves lives. Our clinical results have been better than our trial results and are better than a lot of the existing modalities. The renewed focus on execution on revenue will drive that revenue and save many patients' limbs and lives. With that, Melinda, I'm open to Q&A. Thank you.

Operator

[Operator Instructions] Our first question comes from James Terwilliger with Northland Securities.

James Melvin Terwilliger
Northland Capital Markets, Research Division

Kevin, can you hear me?

Kevin A. Richardson
Chairman & CEO

I can hear you.

James Melvin Terwilliger
Northland Capital Markets, Research Division

So my first question is really about, in the press release, where you talked about moving to home care. Can you talk more about what are the initial 10 sites? And how does that progress work from your standpoint, moving from the clinic to trying to treat patients at home?

Kevin A. Richardson
Chairman & CEO

Sure. Thanks, James. So it's not moving from clinic to home. It's, we'll be treating in the clinic and at home. And so it's an opportunity to incrementally add revenue and treatments to our business where the clinics have patients who are unwilling or incapable of coming into the outpatient clinic setting.

Most of the sites we're working with have been wound centers and they're all driven by a lot of patient flow. These are patients who come in once, 2, 3 times a week. These are wounds that are chronic. They're nasty. And if they're not treated, they will become infected. If they've become infected, they will -- sometimes we do an amputation.

So we listen to them and worked with how we could get that device in the home, make sure that it was the right quality and have the procedures in place, the protocols in place so that they could do that treatment. They're also going to use telemedicine. So they're analyzing and evaluating the patient in that home setting as well. So I view -- really view this as incremental.

The reason it took us until only last week to get it done really was -- it had to do with CMS and what they were willing to pay and making sure the right documentation on the pain was done properly. So when they came out and said, effectively, you'll be able to -- this site will be able to bill as if it's in the clinic but at 85% of what they would normally get because the alternative person who's treating them is a physician assistant or a registered nurse instead of the physician, that was really what we were waiting for.

We'll begin rolling those out this week. Since we've announced it, we've got other sites come to us and say, "Hey, I didn't know you could do this in the home. Tell me more." I think it's going to be a great lead generator for us as well as more sites that want to use it mobilely can then be sites that could use it in their clinics when things do return back to normal eventually.

James Melvin Terwilliger
Northland Capital Markets, Research Division

Well, that sounds -- that's very interesting in terms of that shift. There's a lot of companies that are going through with this with COVID. The press release with Mobile Health Systems, can you expand a little bit more on what that means for SANUWAVE?

Kevin A. Richardson
Chairman & CEO

Yes, sure. So our former President, Shri Parikh, has gone off and started a company called Mobile Health Systems. He's got a lot of wound care background, orthopedic background and they're retrofitting certain types of vehicles so that they can work with local clinics, local doctors, hospitals and become their mobile arm, be able to go out with the best quality devices, dermaPACE and other types of treatment modalities so they can go and deliver patients treatment.

They're targeting Atlanta initially. And I know they've got an aggressive rollout plan that should be extremely positive. And so it's exciting to work with someone that we know, we trust and are willing to -- who knows our product extremely well and knows how it will work. So we're excited about that opportunity.

And again, there'll be other opportunities like that. We're -- this is one where we're going to -- I think it will be really beneficial. It will also help us because companies like Shri's are out there. It will lead to new sites that we hadn't even targeted becoming customers. And it's about adding that revenue to the mix.
That's really what we're talking about right now.

James Melvin Terwilliger
Northland Capital Markets, Research Division

And then my last question. I'll jump back in queue. You've already announced some in-licensing of products. How does that look now with what COVID has done to not just public companies, but also private companies? I would believe that a lot of companies are looking for some sort of strategic relationship right now with what's happened on the capital side for both public and private companies. Can you talk at all about your ability to in-license products or your appetite to in-license products as we move through 2020 and 2021? And then I'll jump back in queue.

Kevin A. Richardson
Chairman & CEO

Great. Thanks, James. So first and foremost, the team we have on the ground is very focused on making sure account by account, we're doing the best we can for our customers in treating diabetic foot ulcers, and they're doing a super job engaging in this tough time. But we also know that there are lots of opportunities that exist today with smaller companies that don't either have access to capital, who don't have a distribution channel like ours, don't have a partnership like Ametus, don't have an international footprint.

So many of these smaller folks that we've developed relationships in the wound care space over the years, some go back 10 years that we've been talking with them, we're all realizing that there's some economies of scale that can be driven when you start to cross-license each other's products, whether it be -- the NanoVibronix is a great example. We've known their CEO and Chairman for years. Their focus on PainShield and UroShield is extremely important. They're getting tremendous traction in that area, but they weren't going to be able to build a sales force to focus on wound shield. And so we work with them on bringing that in, and it will add one more product, one more service that's very complementary.

So James, when we're looking at these, we're really looking at what's complementary and what's not a commodity. So it has to have certain criteria for us to partner with someone. It has to be something that's complementary to our product, which is dermaPACE and how our system works, and have to have -- it can't just be a commodity. We're not going to go into the dressings market. There's 60 different dressing companies, and I don't think SANUWAVE is going to be able to compete with 3M, just crazy guess. They probably have a little more scale than we do.

So we're going to focus on unique opportunities that will be beneficial. We've got a great team at SANUWAVE of people who can look and analyze these situations on the clinical benefits. And we also always leverage our KOL network, our clinicians that we're -- and advisers that we're tight with to help us when we're analyzing opportunities.

I would say the opportunity set right now is extremely high. And we'll have more to talk about in the very near future on that because there are some things that are -- that could be transformative for us out there. But as you know, it's never done until it's done. So we're going to continue to explore opportunities and see how we -- it's about finding product. It's value add that we can bring to our clinics and help patients.

James Melvin Terwilliger
Northland Capital Markets, Research Division

Yes. It's never done until it's done. But keep up the good work. COVID-19 has been difficult for everyone. It seems like you're almost on the verge of the other side. I'll jump back in queue.

Operator

Next, we go to private investor, [ Satyan Shah ].

Unknown Attendee

I just wanted to sort of make sure -- in terms of reiterating what you feel for the company in terms of profitability, like is your projection still sort of third, fourth quarter that SANUWAVE becomes profitable?

And then on a bigger scale, looking out a year, 1.5 years from now, if we sort of look at, from a bigger picture, what does the company look like to you within after a year with all this stuff having passed now with COVID?

Kevin A. Richardson
Chairman & CEO

Yes. The goal is still to get to profitability. We're very fortunate in that we were -- we've been through the whole cost savings thing for, I don't want to say for 10 years, but we know how to do that really good.
We've learned to survive that way. And so for us, we're -- the cost cutting, we've -- we're good at. So we've cut costs where we can just focus on what's going to drive revenue.

I think knowing what we've implemented and the sales teams implemented in April and May gives me a lot of -- I don't know if it's Q3 or Q4, but I know we'll get there this year. I mean we know we need to. We know that we're seeing good traction on the revenue side now. Again, it's slow because we're kind of starting from, I don't want to say scratch, but we -- I think our approach wasn't necessarily -- we didn't focus on that account-by-account basis. And that's what we've done and that gives me a good hope to get there.

The breakeven for us is not that high. And so it's not that much of a stretch, and we have a pretty good installed base of customers that we can get the revenue to get to breakeven from. It's going to take probably 1 or 2 of the international deals to close to get their sections. So this year, that's the game plan of -- outside of anything strategic, the game plan is to get to profitability in that time frame and use international and other means to help us get there from a capital standpoint.

So we really aren't -- we aren't looking at dilution. That's, I guess, the other part. We don't -- we aren't going down that raise money path right now. It's about doing it internally and again, with our international partners.

Where do I see things in a year from now, a year or 2 from now? I still think that this has been a speed bump in some regards relative to our 3- to 4-year plan of getting to $100 million, but it's just a speed bump. Our clinical evidence has been coming in tremendous, better than any of us internally even thought. We were kind of joking recently that -- how well our product works and it's exciting.

So I think you'll still see us drive to get to the 2,200 sites. I think you'll -- which are the wound clinics that manage for the hospital outpatient treatment, wound clinics so that we can be treating patients on diabetic foot ulcers. We'll also, over time, be adding venous leg ulcers, arterial leg ulcers, pressure ulcers.
These are all areas that we know we can treat and help the patients, and so we'll continue to go down that path.

And we're going to do the rollout so that we do it in a way that we're not hurting with shareholder money. There are some other wound companies that have gone a different route, where they raised a lot and kind of do a lot of different clinical projects, different sales forces and they're now cutting and cutting and cutting and cutting.

And we're in a different opportunity where we're finding different ways to get clinical support and evidence in a creative fashion, not necessarily the full-on FDA study side, but using the tools that exist, the technologies that exist out there in the wound space to help our -- us understand the patient better and how dermaPACE works, but also helping the clinicians and the reimbursement world, and that's really the most important, the reimbursement world understand the benefits of dermaPACE and what it brings.

And I'll tell you, we've been -- we've had some great meetings with the different Blue Cross Blue Shield organizations, and they're all extremely happy when they see an alternative. And there really haven't been many alternatives that come on the wound care market in a decade. And so we're something fresh and new that can help them save money while, at the same time, helping the patients tremendously. And that's what we're really focused on.

Unknown Attendee

Sounds good. Just one additional question is what about the other uses for shockwaves, like how is that being implemented or part of your plan over the next year or 2 in terms of biofilm and using it in other different ways? What are your views there?

Kevin A. Richardson
Chairman & CEO

Well, as you know, we've done -- we have 80-plus patents. Our team and science team has done a great job expanding where the uses could be. And again, the focus right now is very singular on diabetic foot ulcers from a sales, marketing and account support perspective. But as you can see, we've filed some grants with different agencies to explore other verticals and other opportunities.

Part of this stems from the biofilm work that we've done with the Center for Biofilm Engineering out of Montana state, and I think that's where we are going to see some other initiatives come out. But we won't be -- we're not going to come out with a biofilm initiative in the next week or so. We're very driven by doing the clinical work and science to support everything. So you'll see that happen first. And that's really where we're focused.

Unknown Attendee

Okay. Great, Kevin. And all the best to you guys and the whole team.

Operator

Mr. Richardson, at this time, we have no further signals for questions.

Kevin A. Richardson
Chairman & CEO

Great. Well, thank you, Melinda. Thank you, everyone, for being on the call.

Just to summarize, we've gone through COVID, we're seeing things start to pick up again, we've addressed it by being adaptable to the situation and we're still focused on the diabetic foot ulcer market, and we're really making a name for ourselves in wound care, both on the strategic front through partnerships and other opportunities. And I also look forward to speaking to everyone in about a week or so when we'll have an announcement on those type of initiatives. So looking forward to talking to everyone in about a week. Thank you.

Operator
Thank you. This does conclude today's teleconference. We thank you for your participation. You may disconnect your lines at this time. Have a great day.